Exhibit 10.2

November 8, 2021

Stevens J. Sainte-Rose
4713 Wellington Dr
Long Grove, Il 60047

Dear Stevens:

We are pleased to offer you a position at Wheels Up Partners Holdings LLC (the “Company”). We are excited to have you join the Company and anticipate that you will be a great addition to the team.

Your first day with the Company will be on such date that we mutually agree upon after your acceptance of this offer (your “Start Date”), provided, however, your Start Date will not be later than January 1, 2022.

The following will outline the general terms of our employment offer:

1.Position and Duties. Your title will be Chief People Officer and you will perform the duties and services assigned to you by the Company. You will report to Kenny Dichter, Chief Executive Officer or such other individual(s) as the Company may designate. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Employee Handbook. This offer is made contingent upon the successful completion of the pre-employment process, including, but not limited to, satisfactory completion of a background check.
2.Place of Employment. The primary location for your employment will be your home office in Long Grove. Notwithstanding the foregoing, the duties to be performed by you hereunder are such that you may be required to travel as reasonably required in accordance with the Company’s policy on travel and expenses.

3.Annual Salary. Your annual base salary will be $470,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s payroll policies, as may be amended from time to time. As an exempt employee, you are not eligible for overtime under the provisions of the Fair Labor Standards Act.
4.Signing Bonus. Upon commencement of employment, the Company shall pay you a signing bonus in the amount of $250,000, less payroll deductions and all required withholdings (the “Signing Bonus”), on the Company’s next regularly scheduled payroll date following commencement of your employment. If during the first twelve (12) months following commencement of your employment you resign your employment or you are terminated for cause, you shall within thirty (30) days of such resignation or termination repay to the Company one hundred percent (100%) of the Signing Bonus. For purposes of this letter, “cause” shall include: (i) material dishonesty in the performance of your duties hereunder; (ii) your failure, whether willful or intentional, to perform your duties hereunder (other than as a result of a disability); (iii) willful misconduct that would not be deemed immaterial in connection with the performance of your duties hereunder; (iv) conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or with respect to a misdemeanor involving moral turpitude; (v) a material breach by you of any material covenant or provision contained in the Restrictive Covenants Agreement (as defined below); (vi) the Company, after reasonable investigation, finds that the you have violated any material written policies of the Company, including, but not limited to, any code of conduct or ethics policies, or policies pertaining to harassment or discrimination; or (vii) a willful failure or refusal by you to comply with a written directive from the Company (unless such directive represents an illegal act).

5.Discretionary Bonus. You will be eligible to participate in the Company’s bonus plans applicable to similar level employees of the Company, and as may be amended from time to time at the discretion of the Company (as of the date hereof, the target amount for your position is equal to one hundred percent (100%) of your then current Base Salary). Your payment of a bonus under the plan is made on an annual basis, based upon Company performance against certain targets, and can be increased or decreased based on the actual Company results, your individual performance toward key performance indicators, and any other factors determined in the sole discretion of the Company. Notwithstanding anything to the contrary set forth in the Company’s bonus plans, your annual bonus for 2022 is guaranteed to be paid at a minimum of one hundred percent 100%.
6.New Hire Equity Award. The Company will recommend to the Compensation Committee of the Board of Directors that you be granted a one-time equity award of 175,000 restricted stock units, in the form and subject to the terms of the Company’s long-term incentive plans that may be implemented for similar level of employees of the Company (currently pending), and as may be amended from time to time at the discretion of the Company. The New Hire Equity Award grant shall be made on the next regularly scheduled grant date by the Board of Directors. The RSU Award Agreement shall specify that the grant shall vest in equal, annual installments over a three-year period on each anniversary of the Grant Date. You will be eligible to receive an annual equity award determined by the Compensation Committee of the Board of Directors pursuant to the Company’s long-term incentive plans that may be implemented for similar level of employees of the Company (currently pending), and as may be amended from time to time at the discretion of the Company.

7.Executive Flight Hours. Provided you join the Wheels Up Core membership program by paying the current member rate, upon commencement of membership, in accordance with the Executive Flight Hour Plan, for 2022 you shall receive an advance of twenty (20) bonus hours of flight time on a King Air 350i. Thereafter, you shall receive bonus hours in accordance with the Executive Flight Hours plan established by the Company, as may be amended from time to time. In the event you fail to renew your membership for a minimum of two additional years following the initial year of membership, you shall pay to the Company a sum equal to the annual dues you would have otherwise paid in connection with such membership renewal.

8.Executive Severance Plan. Although your employment is at-will, if the Company terminates your employment without cause (as such term is defined in Section 4 above) or you resign your employment for good reason (as such term is defined in the Company’s Executive Severance Plan), upon separation you will be entitled to receive severance as set forth in the Company’s Executive Severance Plan.

9.Vacation. You will be eligible for paid time off, depending on years of service, during each calendar year of your employment with the Company in accordance with the Company’s paid time off policy, as may be amended from time to time.

10.Benefits. You will be entitled to the benefits that the Company customarily makes available to employees in positions comparable to yours. Please refer to the plan documents for more details, including eligibility. The Company reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.
11.Employment Relationship. In accepting this offer, you understand and agree that your employment with the Company will be “at-will.” This means that your employment is not for any specific length of time and that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that, due to your at-will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.

12.Conditions of Employment. Simultaneous with the execution of this letter agreement, you shall sign the Employee Confidentiality Agreement and Restrictive Covenants (“Restrictive Covenant Agreement”), a copy of which is attached hereto as Appendix 1. You acknowledge that your employment with the Company is conditioned upon the execution and delivery of the Restrictive Covenant Agreement and the terms thereof shall be fully incorporated herein.
13.Board Positions. It is the Company’s policy that senior executives limit outside Board activity to one Board of Directors position. You may not serve on the Board of Directors or Advisory Board of more than one for-profit company without the prior written consent of the Company. You may serve as an officer, manager or director of or otherwise participate in charitable, educational, welfare, social, religious and civic organizations so long as such activities do not interfere with your employment with the Company.
14.No Other Understandings. This letter agreement sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between you and the Company and/or its affiliates and any of their respective officers, directors, managers and/or principals.

15.Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently-effective employment contract, or any other contractual or other binding obligation, including without limitation, any obligation relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

16.Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.

You further understand and acknowledge that your employment with the Company is contingent upon your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the end of your third (3rd) day of employment.
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Please indicate your acceptance of our offer on the terms set forth above by countersigning in the appropriate space below and returning this letter to my attention (Kenny.Dichter@wheelsup.com) no later than two (2) days from the date hereof. The offer contained herein shall automatically expire two days from the date hereof. We are excited at the prospect of you joining the team and look forward to having you on board.

Sincerely,

/s/ Kenneth Dichter
Kenny Dichter
Chief Executive Officer

Agreed and Accepted
This 8th day of November, 2021

/s/ Stevens J. Sainte-Rose
Stevens J. Sainte-Rose